CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this registration statement on Form N-14 (“Registration Statement”) of our report dated September 8, 2015, on the financial statements and financial highlights included in the July 31, 2015 Annual Report to Shareholders of the Putnam Voyager Fund. We also consent to the references to us under the headings “Agreement and Plan of Reorganization,” “Independent Registered Public Accounting Firms” and “Other Disclosures” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

August 30, 2016